Exhibit 99.1

Translate Bio Announces Executive Leadership Appointments

— Appointment of Frank DeRosa, Ph.D. to Chief Technology Officer, and transition of

Michael Heartlein, Ph.D. to Executive Vice President and Founder —

— Appointment of Paul Burgess to Chief Operating Officer —

LEXINGTON, Mass., December 12, 2019 – Translate Bio, Inc. (Nasdaq: TBIO), a clinical-stage messenger RNA (mRNA) therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction, today announced two executive appointments supporting the Company’s continued growth and leadership in the development of mRNA therapeutics. Frank DeRosa, Ph.D. has been appointed chief technology officer. The Company’s scientific founder and current chief technology officer, Michael Heartlein, Ph.D. will transition to the newly created role of executive vice president and founder. In addition, Paul Burgess will assume the new role of chief operating officer, overseeing both operations and legal functions for the Company. Mr. Burgess will continue to serve as the Company’s chief legal officer.

“Dr. Heartlein pioneered the development of platform technologies in the genetic medicine field, and his scientific vision for using mRNA as a therapeutic is at the center of what we do at Translate Bio,” said Ronald Renaud, chief executive officer, Translate Bio. “Mike and Frank have been a dynamic and effective team since the founding of the MRT platform over 10 years ago. The significant expertise gained over this time has advanced the mRNA therapeutics field and enabled the proprietary developments that are key to our technology. This know-how will continue to be at the foundation of our progress as Frank takes on this leadership role at an exciting time of growth for the Company, and we are grateful to have Mike’s continued guidance and expertise as we move forward.”

Renaud continued, “Paul’s contributions and leadership across various areas of our business enable him to step into this broader role to oversee the build-out of key operations to support the Company’s continued growth.”

Frank DeRosa joined Translate Bio in 2016 and prior to being appointed chief technology officer he served as senior vice president of platform technology. He joined Translate Bio from the mRNA therapeutics platform (MRT) team at Shire which he joined in 2009, most recently serving as senior director of preclinical research and process development. He has played a critical role in the creation, development, application and expansion of Translate Bio’s MRT platform including in vivo applications, delivery technology, and next-generation nucleic acid strategies as well as new manufacturing processes through to GMP stage. Previously, he worked at Enzon Pharmaceuticals developing polymer and lipid nanoparticle-based delivery systems for locked nucleic acid (LNA) antisense technology. Frank also held roles at Takasago International Corporation and the National Cancer Institute (NIH) focused on small molecule library synthesis and polymer-drug conjugate analogues, respectively. He is a co-inventor on 50 issued patents and 75 additional pending patent applications. In addition, he is a co-author on 18 scientific publications. Frank received his Ph.D. from the University of California, Santa Barbara.

Paul Burgess joined Translate Bio in 2015 serving most recently as chief legal officer, a role he has held since 2018. He has over 20 years of experience in the biotech and pharmaceutical industry, with expertise in corporate law, licensing and intellectual property. Prior to joining the Translate Bio team, Paul held senior legal roles at Scholar Rock, Civitas Therapeutics and BIND Therapeutics. He also worked as in-house counsel at Johnson & Johnson, Logical Therapeutics and Transform Pharmaceuticals. Prior to becoming a lawyer, Paul worked as a scientist at Genetics Institute. He received his J.D. from Northeastern University, M.S. in pharmacology from Northeastern University and B.S. in biology from Merrimack College.

About Translate Bio

Translate Bio is a clinical-stage mRNA therapeutics company developing a new class of potentially transformative medicines to treat diseases caused by protein or gene dysfunction. The Company’s MRT platform is designed to develop product candidates that deliver mRNA carrying instructions to produce intracellular, transmembrane and secreted proteins for therapeutic benefit. Translate Bio is primarily focused on applying its MRT platform to treat pulmonary diseases caused by insufficient protein production or where production of proteins can modify disease. The Company also believes its technology is applicable to a broad range of diseases, including diseases that affect the liver, eye and central nervous system. Additionally, the MRT platform may be applied to various classes of treatments, such as therapeutic antibodies or vaccines in areas such as infectious disease and oncology. Translate Bio’s lead program is being developed as a treatment for cystic fibrosis (CF) and is in an ongoing Phase 1/2 clinical trial. For more information about the Company, please visit www.translate.bio or on Twitter at @TranslateBio.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, those regarding: Translate Bio’s expectations regarding the anticipated contributions of Dr. DeRosa and Mr. Burgess to the leadership team and the Company’s platform; Translate Bio’s expectations regarding the advancement of the mRNA therapeutics field and proprietary developments and the build-out of key operations; the benefits and broad applicability of the Company’s MRT™ platform; and Translate Bio’s plans, strategies and prospects for its business, including its lead development programs. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs, including but not limited to: Translate Bio’s ability to advance the development of its platform and programs under the timelines it projects, demonstrate the requisite safety and efficacy of its product candidates and replicate in clinical trials any positive findings from preclinical studies; the content and timing of decisions made by the U.S. Food and Drug Administration, other regulatory authorities and investigational review boards at clinical trial sites, including as it relates to ongoing and planned clinical trials; Translate Bio’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the availability of significant cash required to fund operations; competitive factors; general economic and market conditions and other important risk factors set forth under the caption “Risk Factors” in Translate Bio’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 filed with the Securities and Exchange Commission on November 6, 2019 and in any other subsequent filings made by Translate Bio. Any forward-looking statements contained in this press release speak only as of the date hereof, and Translate Bio specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contacts for Translate Bio

Investors	Media
Teri Dahlman	Maura Gavaghan
tdahlman@translate.bio	mgavaghan@translate.bio
857-242-7792	857-242-7789